                                                                   EXHIBIT 10.10

                         APPLIED SCIENCE FICTION, INC.

                              EMPLOYMENT AGREEMENT


     This Agreement is made by and between Applied Science Fiction, Inc. (the "Company"), and Jerome W. Johnson ("Executive") as of June 28, 1999.

     1.   Duties and Scope of Employment.
          ------------------------------

            (a)  Positions; Employment Commencement Date; Duties. Executive's
                 -----------------------------------------------
employment with the Company pursuant to this Agreement shall commence on June 28, 1999 (the "Employment Commencement Date"). As of the Employment Commencement Date, the Company shall employ the Executive as the Executive Vice President Worldwide Sales, Marketing, and Licensing, Operations of the Company. The period of Executive's employment hereunder is referred to herein as the "Employment Term." During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Chief Executive Officer.

            (b) The Employment Term is originally for a period of four years from the Employment Commencement Date. The Employment Term will automatically be extended an additional year at June 28, 2003 and all subsequent employment commencement anniversary dates unless the Executive is notified in writing by the Company of its intent not to extend the Employment Term and such occurs prior to thirty (30) days from the end of the Employment Term as adjusted and provided that the Executive is an employee of the Company. Notwithstanding the foregoing, the Employment Term may be terminated at any time by either party in accordance with provisions of Paragraph 3 and subject to any severance benefits payable to Executive under Paragraph 4(d).

            (c)  Obligations. During the Employment Term, Executive shall devote
                 -----------
his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof upon which Executive currently serves without the approval of the Company.

     2.  Employee Benefits.
         -----------------

            (a)  General. During the Employment Term, Executive shall be
                 -------
eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans.

            (b)  Relocation Expense Reimbursement. If Executive chooses to
                 --------------------------------
relocate his principal residence closer to the Company's offices, the Company will reimburse Executive for the following reasonable costs:

                    (i) Transaction costs associated with buying Executive's new residence (closing costs, inspections, title insurance, brokerage and related fees, etc.).

                    (ii) Transaction costs associated with selling Executive's old residence (closing costs, inspections, title insurance, brokerage and related fees, etc.).

                    (iii)  Moving household furnishings and personal effects.

                    (iv)   Temporary living expenses.

     Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to this reimbursement so that the economic effect to Executive, after taking into account any tax deductions available to Executive, is the same as if this reimbursement was provided to Executive on a non-taxable basis.

            (c) Within 10 days of the Employment Commencement Date the Company will pay the Executive a $50,000 Decision Bonus, less applicable withholding.

            (d) Within 10 days of the Employment Commencement date the Company will loan the Executive $50,000. The loan will be due at the earlier of Executive's termination of employment with the Company or the end of the original Employment Term and will be subject to an annual compounded interest rate of 5.37%. In the event the Executive fails to make payment when due, the Company will have all the rights of a creditor, including (without limitation) the rights and remedies provided under the Uniform Commercial Code.

            (e) The Executive will accrue 160 hours of vacation per annum. The Executive may accumulate a maximum of 200 vacation hours. Vacation will not accrue after the 200-hour vacation limit has been reached.

     If the Executive's employment with the company is involuntarily terminated by the Company for "Cause" (as defined below) or voluntarily terminated by the Executive for other than "Good Reason" (as defined below) within one year from the Employment Commencement Date, then the Executive will reimburse the Company for the Relocation Expenses and Decision Bonus, including any applicable Company payroll withholding taxes and any employee taxes paid for by the Company related to the Relocation Expenses and Decision Bonus. In the event the Executive fails to reimburse the Company when due, the Company will have all the rights of a creditor, including (without limitation) the rights and remedies under the Uniform Commercial Code.

     3.   At-Will Employment. Executive and the Company understand and
          ------------------
acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company providing severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

     4.   Compensation.
          ------------

               (a)  Base Salary. While employed by the Company, the Company
                    -----------
shall pay the Executive as compensation for his services a base salary at the annualized rate of $250,000. (the "Base Salary"). The Compensation Committee of the Board shall review the Base Salary at least annually, and after such review may increase, but not decrease, the Base Salary. The Base Salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.

               (b)  Bonuses. Executive shall receive a bonus on account of the
                    -------
Company's 1999 fiscal year equal to 40% of the Base Salary paid to Executive in 1999 pro-rated based on the number of days the Executive will be employed at the Company at December 31, 1999. In subsequent fiscal years, Executive shall be eligible for a target bonus equal to 40% of Base Salary for the fiscal year (the "Target Bonus") (with a greater payment based on achievement in excess of the target milestones) based upon performance criteria approved by the Compensation Committee of the Board of Directors or the Chief Executive Officer; provided, however, that the payment of any such annual bonus shall be subject to Executive's employment with the Company at May 31 of the fiscal year to which that bonus relates, and such payment will be pro-rated based on the number of days of such fiscal year the Executive was employed at the Company at the date the Executive's employment with the Company is voluntarily terminated. If the Executive's employment with the Company is involuntarily terminated with "Cause" (as defined below), then the Executive is not eligible for payment of any such bonuses (the employment requirement is further subject to the severance, death and disability provisions hereof).

               (c)  Equity Compensation.
                    -------------------

                         (i)  Employment-Based Vesting Stock Option. Executive
                              -------------------------------------
shall receive a stock option, which shall be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code") an "incentive stock option" (as defined in Section 422 of the Code) to purchase a total of 216,500 shares of Company common stock with a per share exercise price of $1.55 (the "Employment-Based Stock Option"). The Employment-Based Stock Option shall be for a term of ten years (or shorter upon termination of employment with the Company) and, subject to accelerated vesting as set forth elsewhere herein, shall be vested with respect to 54,125 shares as of the first anniversary of the Employment Commencement Date and shall thereafter vest at the rate of 4,511 shares per month at each of the following 36 monthly anniversary dates so as to be 100% vested on the fourth year anniversary thereof, conditioned upon Executive's continued employment or consulting relationship with the Company as of each vesting date. Except as specified otherwise herein, this option grant is in all respects subject to the terms, definitions and provisions of the Company's 1995 Stock Option/Stock Issuance Plan (the "Stock Plan") and the standard form of stock option agreement thereunder to be entered into by and between Executive and the Company (the "Employment-Based Option Agreement"), both of which documents are incorporated herein by reference. The foregoing stock option grant does not preclude any future stock option grants by the Company to the Executive.

               (ii)   Subsequent Awards. During the Employment Term, Executive
                      -----------------
shall be eligible to receive annual stock and stock option grants, as determined by the Board's compensation committee.

          (d)  Severance.
               ---------

                 (i)  Prior to the Company Entering Into a Written Agreement
                      ------------------------------------------------------
Resulting in a Change of Control. In the period prior to the Company entering
--------------------------------
into a written agreement resulting in a "Change of Control" (as defined below), Executive's employment with the Company is involuntarily terminated by the Company without "Cause" or is voluntarily terminated by Exeuctive for "Good Reason" (both as defined below), then the Company shall pay or provide to the Executive as liquidated damages (i) Executive's then unvested stock options shall have their vesting immediately accelerated to the same extent as such stock options would have vested (based on service-based vesting provisions solely and not on change of control vesting) had Executive remained employed by the Company for an additional six months and Executive's then remaining unvested stock options shall continue vesting over the twelve months following such termination to the same extent such options would have vested (based on Service Based vesting provisions solely and not on change of control vesting) had Executive remained employed by the Company for those twelve months (ii) Executive's stock options shall have their post-termination exercisability provisions automatically extended by eighteen months but not beyond the expiration date of the ten-year term, (iii) Executive shall receive a lump-sum payment equal to 50% of the sum of his Base Salary, less applicable withholding, promptly following such termination of employment, and shall receive 100% of his Base Salary plus Target Bonus over the twelve months following such termination as if the Executive had remained employed by the Company, and (iv) Executive and his covered dependents shall receive coverage under the Company's health and other welfare benefit plans for a period of six months, with such coverage to constitute the first six months of COBRA coverage, or, if and to the extent ineligible under the terms of such plans, Executive shall receive an amount equal to the Company's costs of providing such benefits; provided, however, that Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to the payments made in lieu of welfare benefit plan coverage so that the economic effect to Executive is the same as if these payments were provided to Executive on a non-taxable basis.

     (ii)  Following a Written Agreement Resulting in a Change of Control.  In
           --------------------------------------------------------------
the event that, on or within 18 months after a written agreement resulting in a Change of Control (as defined below), Executive's employment with the Company is involuntarily terminated by the Company without "Cause" or is voluntarily terminated by Executive for "Good Reason" (both as defined below), then the Company shall pay or provide to the Executive as liquidated damages (i) Executive's stock options shall have their vesting 100% accelerated, (ii) Executive's stock options shall have their post-termination exercisability provisions automatically extended by twenty-four months, but not beyond the expiration date of the ten-year term, (iii) Executive shall receive a lump-sum payment equal to 200% of the sum of his Base Salary plus Target Bonus, less applicable withholding, promptly following such termination of employment, and (iv) Executive and his covered dependents shall receive coverage under the Company's health and other welfare benefit plans for a period of six months, with such coverage to constitute the first six months of COBRA coverage, or, if and to the extent ineligible under the terms of such plans, Executive shall receive an amount equal to the Company's costs of providing such benefits; provided, however, that Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to the payments made in lieu of welfare benefit plan coverage so that the economic effect to Executive is the same as if these payments were provided to Executive on a non-taxable basis.

     (iii) No benefits shall be payable under this Paragraph 4(d) or Paragraph 5 unless Executive first delivers a general release to the Company releasing the Company from any and all claims or claims of action the Executive may have against the Company in connection with the Executive's employment or termination of employment, other than any claims relating to the benefits which may become payable to him under this Paragraph 4(d) or Paragraph 5.

     (iv) If at any time within one year after termination for any reason, the Executive, without the Company's written consent, directly or indirectly, alone or as a partner, joint venture, officer, director, employee, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company) (i) knowingly engage in any activity which is in competition with the business, the products or services of the Company, as existed at the Company at the date of termination (ii) knowingly solicit any of the Company's employees or customers, (iii) knowingly hire any of the Company's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Company, or (iv) otherwise knowingly breach the Executive's confidential information obligations, then (1) this stock option, to the extent unexercised, and notwithstanding any provision in this Employment Agreement to the contrary, shall immediately terminate, cease to be exercisable and expire effective the date on which the Executive enters into such activity, unless this stock option is terminated sooner for any other reason, and (2) with respect to any portion of this stock option or related shares exercised or sold during the period beginning one year prior to the Executive's termination and ending two years after the Executive's termination, any gain represented by the Fair Market Value on the date of sale (or on the date of exercise if the shares are still held) over the exercise price multiplied by the number of shares the Executive sold or exercised, without regard to any subsequent market price increase or decrease, shall be paid by the Executive to the Company, and (3) the Company will be relieved of its obligations to pay the Executive his Base Salary or Target Bonus or provide the Executive and his covered dependents coverage under the Company's health and other welfare benefit plans effective the date the Executive enters into such activity.

     By accepting and executing this Employment Agreement the Executive agrees and acknowledges that the provisions of this section are reasonably necessary to protect the Company's confidential information, legitimate business interests and goodwill. The Executive further agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this section are reasonably necessary for the protection of the Company's confidential information and legitimate business interest and are not oppressive or injurious to the public interest. The Company shall be entitled to injunctive relief against the Executive activities in the event of a breach or threatened breach of any of the provisions in this section to the extent allowed by law.

     For the purposes of this Agreement, "Cause" means fraud or intentional misconduct, which is materially harmful to the Company. For the purposes of this Agreement, "Good Reason" means (i) a reduction in Executive's Base Salary, Target Bonus or benefits, or (ii) a significant reduction in title, authority, status, obligations or responsibilities consistent with Executive's experience and expertise (Executive is expected to be proactive in supporting overall Company goals), (iii) the requirement that Executive relocate more than thirty
(30) miles from the current Company headquarters, or (iv) if such employment is deemed to put Executive in violation of his "non-compete" conflict of interest agreement with Eastman Kodak.

     For the purposes of this Agreement, "Change of Control" is defined as:

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (b) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (c) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

     5. The Executive shall have a 30 day period commencing twelve months after a written agreement resulting in a Change of Control whereby the Executive's employment with the Company may be voluntarily terminated by the Executive for any and all reasons. If the Executive's employment with the Company is voluntarily terminated by the Executive during this 30 day period, the then unvested portion of the Executive's stock options shall have their vesting 50% accelerated, and no other severance benefits shall be payable to Executive under this Agreement.

     6.  Golden Parachute Excise Tax. In the event that the benefits provided
         ---------------------------
for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence (together, the "Full Gross-Up Amount"); provided, however, that the total amount of the payment to Executive under this
Section 6 shall not exceed $100,000. The determination of Executive's excise tax liability and the amount, if any, required to be paid under this Section 6 shall be made in writing by the Company's independent auditors (the "Accountants"). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

     7.     Total Disability of Executive.  Upon Executive's becoming
            -----------------------------
permanently and totally disabled (as defined in accordance with Internal Revenue Code Section 22(e)(3) or its successor provision) during the term of this Agreement, then (i) Executive's stock options shall have their vesting accelerated to the same extent as such options would have vested (based on service-based vesting provisions solely and not on change of control vesting) had Executive remained employed by the Company for an additional twelve (12) months, (ii) Executive shall receive a lump-sum payment equal to 100% of the sum of his Base Salary plus Target Bonus, less applicable withholding, and (iii) Executive and his covered dependents shall receive coverage under the Company's health and other welfare benefit plans for a period of twelve (12) months, with such coverage to constitute the first twelve months of COBRA coverage, or, if and to the extent ineligible under the terms of such plans, Executive shall receive an amount equal to the Company's costs of providing such benefits; provided, however, that Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to the payments made in lieu of welfare benefit plan coverage so that the economic effect to Executive is the same as if these payments were provided to Executive on a non-taxable basis.

     8.     Death of Executive.  If Executive dies while employed by the
            -------------------
Company pursuant to this Agreement, then (i) Executive's stock options shall have their vesting accelerated to the same extent as such options would have vested (based on service-based vesting provisions solely and not on change of control vesting) had Executive remained employed by the Company for an additional twelve (12) months, (ii) Executive's estate or designated beneficiary shall receive a lump-sum payment equal to 100% of the sum of his Base Salary plus Target Bonus, less applicable withholding, and (iii) Executive's covered dependents shall receive coverage under the Company's health and other welfare benefit plans for a period of twelve (12) months, with such coverage to constitute the first twelve months of COBRA coverage, or, if and to the extent ineligible under the terms of such plans, Executive's covered dependents shall receive an amount equal to the Company's costs of providing such benefits; provided, however, that Executive's covered dependents will be fully grossed-up by the Company for any imputed income required to be recognized with respect to the payments made in lieu of welfare benefit plan coverage so that the economic effect to them is the same as if these payments were provided to them on a non-taxable basis.

     9.   Assignment.  This Agreement shall be binding upon and inure to the
          ----------
benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive following termination without cause. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

     10.  Notices.  All notices, requests, demands and other communications
          -------
called for hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to the Company:       Applied Science Fiction, Inc.
                              8920 Business Park Drive
                              Austin, Texas  78759

                              Attn: VP Finance
                              ----

     If to Executive:         ___________________________
                              at the last residential address known by the Company.

     11.  Severability.  In the event that any provision hereof becomes or
          ------------
is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     12.  Proprietary Information Agreement.  Executive agrees to enter into the
          ---------------------------------
Company's standard Proprietary Information Agreement (the "Proprietary Information Agreement") upon commencing employment hereunder.

     13.  Entire Agreement. This Agreement, the Stock Plan, the Employment-Based
          ----------------
Option Agreement and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

     14.  Arbitration and Equitable Relief.
          --------------------------------

          (a) Except as provided in Section 14(d) below, Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Travis County, Texas, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator shall apply Texas law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

          (c) The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay its counsel fees and expenses.

          (d) Executive understands that nothing in Section 14 modifies Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

          (e) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 14, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE TEXAS COMMISSION ON HUMAN RIGHTS ACT, AND TEXAS LABOR CODE
SECTION 21, et seq;]

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     15.  Financial Consulting Fee Reimbursement.   The Company agrees to pay
          --------------------------------------
Executive's reasonable financial consulting fees associated with entering into this Agreement upon receiving invoices for such services.

     16.  No Oral Modification, Cancellation or Discharge.  This Agreement may
          -----------------------------------------------
only be amended, canceled or discharged in writing signed by Executive and the Company.

     17.  Withholding.  The Company shall be entitled to withhold, or cause to
          -----------
be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

     18.  Governing Law.  This Agreement shall be governed by the laws of the
          -------------
State of Texas.

     19.  Effective Date.  This Agreement is effective June 28, 1999.
          --------------

     20.  Acknowledgment. Executive acknowledges that he has had the opportunity
          --------------
to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

     APPLIED SCIENCE FICTION, INC.


     By:  [ILLEGIBLE]
         ------------------------------

     Its:  PRESIDENT
         ------------------------------

     EXECUTIVE

     /s/ Jerome W. Johnson
     ----------------------------------